Zion Oil & Gas Newsletter

Monday, April 2, 2012

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Dear Shareholder and/or Friend of Zion...

Zion's President & Chief Operating Officer, Victor G. Carrillo

We are trying something different for this newsletter, as I want to share some new information with you, from my perspective as Zion’s President.

I joined Zion in January 2011, after an almost eight year tenure as a statewide elected commissioner overseeing the Texas energy sector, which included oil and gas drilling regulations. I am a Texas licensed geoscientist (geologist) and attorney. The Texas oil and gas sector produces more oil and natural gas than any other state in the United States.

I believe strongly in Zion’s calling and mission to aid the nation of Israel by finding and producing oil and gas and thus help to make Israel politically and economically independent.  I believe that the Bible supports the existence of significant quantities of oil and natural gas in Israel as God’s blessing. I believed this BEFORE the world-class discoveries of natural gas were announced offshore Israel in 2009.

However, mine is not a blind faith. I also believe in applying our God-given scientific knowledge to help Zion locate the most favorable places in Israel in which to seek these “blessings of the deep” in Genesis 49:25. That is why Zion continues to seek innovative ways to apply a fresh new look at all of our data, whether it is geologic well logs, geophysical data (gravity, magnetic, seismic surveys, etc.), geochemistry or our understanding of the geologic setting in which oil and gas are most likely to be found.

We continue to seek new data to analyze before we are willing to recommend drilling another well which will inevitably cost millions of dollars. Even as I write, we are in the process of re-processing old 2-D seismic data, acquiring new 2-D seismic data, vertical seismic profile data, and gravity and magnetic surveys – all in an effort to maximize the chances of finding oil or natural gas in commercial quantities.

Some of you may be impatient because we are not actively drilling today or within the next few months. However, I owe it to our shareholders to recommend drilling another well (at a cost of millions of dollars) only when we are satisfied that we have a solid geologic prospect – it would simply not be good stewardship of our existing funds to do otherwise. We are actively working to get to the point where we can have high confidence in our geologic prospect locations.

Onshore, it has proven to be quite difficult to acquire high-quality seismic data. Seismic data is a key tool to allow geoscientists to better visualize the rock formations under the earth. It is somewhat like getting a sonogram of the earth, although not as precise. Our existing onshore seismic data is generally not as good as the much higher quality offshore seismic data.

Until quite recently, there have been no significant discoveries of oil or natural gas onshore, so oil and gas drilling equipment (rigs, tools, crews) are difficult to find and competition among companies is almost non-existent. In addition, as there have been only about 500 total onshore petroleum exploration wells ever drilled in Israel, deep well control is quite limited.

Map of Zion’s Existing Northern Israel Exploration Areas

I offer you the following thoughts on our future plans:

In our Jordan Valley License area, the Geophysical Institute of Israel (GII) has acquired a new gravity survey and we await the results so that we may integrate the results into our geologic model. On our behalf, we anticipate that GII will acquire a 10 kilometer 2-D seismic line (using a dynamite source) by the end of April 2012. We will then have the seismic data processed, interpreted and integrate the line into our geologic model. These two key pieces of data (the gravity survey and the 2-D seismic line) should help us to further refine our plans to drill in the Jordan Valley License area.

In our Asher-Menashe License area, we continue to plan toward re-entering our existing Elijah #3 well, to obtain additional wireline log information and a VSP (vertical seismic profile) survey, in mid May 2012, when a rig, crew and equipment are expected to be available. This project is not expected to take longer than a few weeks. The purpose of this effort is to obtain additional geologic and geophysical data to better understand the oil and gas potential of a shallower zone through which we drilled while drilling the Elijah #3 well in 2009/2010. Until we acquire and evaluate this data, we cannot speculate on the future potential of this part of our Asher-Menashe License.

Once we complete these studies, we will be in a position to make a determination as to whether we will drill our next exploratory well in the Jordan Valley License area or the Asher-Menashe License area. Even after a definite drill site is selected, we expect that a minimum of six months will be required to obtain the required government-related permits to actually drill the well. As such, assuming all goes well, the earliest timeframe in which we expect to drill a well would be the fourth quarter of 2012.

We continue to negotiate with the Israeli rig operator Lapidoth regarding their pledge to work with us on any drilling rig and crew that we may require and any other ancillary equipment that we may need from them for this and future projects.

In our Joseph License area, we continue to evaluate our existing older seismic dataset and we will soon re-process some of that data in an effort to enhance the data quality. We have entered into a contract with GII for an additional 16 kilometer seismic line that should be acquired and processed in the second quarter of 2012. Once this seismic work is completed and the results are integrated, our Exploration staff should have a much better understanding of the geology of the southern Joseph License area as we explore for potential drilling prospects there and possibly in our abutting and already applied-for Asher Joseph Permit Application area that borders the Mediterranean Sea.

With regard to our future drilling plans, I simply ask that you, our supporters, be patient with us as we diligently pursue the best drilling option with strong geologic and geophysical support for the overall benefit of our shareholders.

L to R: Richard Rinberg, Daystar TV Founders Marcus Lamb and Joni Lamb, John Brown

This past month, Zion's Founder and Chairman of the Board, John Brown, and Zion's CEO, Richard Rinberg, participated in a live interview on "Celebration" at the Daystar Television studios in Dallas, Texas. Click on the following link to see the Daystar interview.

John Brown, Victor G. Carrillo and Richard J. Rinberg being interviewed on American Family Radio by Dan Celia at the 2012 NRB Convention

John Brown and I recently traveled to Tupelo, Mississippi to meet with Tim Wildmon and Dan Celia of the American Family Association. Zion continues to explore avenues to support the mission of the American Family Association.

Also, during March 2012, Richard Rinberg presented Zion’s onshore exploration plans at the 24th Annual ROTH Investor Conference at Dana Point, California. ROTH’s invitation-only annual conference brings together executives from over 400 companies and is one of the largest conferences of its kind in the United States. One quote from that presentation is certainly worth noting:

"I am optimistic about the possibility of recovering hydrocarbons within our license areas, onshore Israel, especially due to the U.S. Geological Survey (USGS) report, published in April 2010, containing their assessment that there may be 1.7 billion barrels of recoverable oil and 122 trillion cubic feet of recoverable gas in the Levant Basin, as all of Zion’s exploration rights fall within the area of the Levant Basin.”

You can review both Zion's ROTH presentation slides and the U.S. Geological Survey (USGS) report by clicking here.

On a final and important note, I would like to announce that Zion’s Annual Shareholder Meeting will be held in Caesarea, Israel on Tuesday, June 12, 2012, at the Dan Caesarea Hotel. We would be honored to have you join us for this important annual gathering.

"Pray for the peace of Jerusalem: May they prosper who love you.”

Psalm 122:6

In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and may you all have a blessed Passover/Easter!

Victor G. Carrillo

President & COO

Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, plans to perform seismic surveys, the timing of these surveys, the impact of these surveys on identifying drilling prospects, the anticipated timeframe for drilling the next exploratory well, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:
More information about Zion is available at www.zionoil.com
or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Tel: 1-214-221-4610 or 1-888-891-9466